UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2018

TUPPERWARE BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11657 (Commission File Number)	36-4062333 (IRS Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 407-826-5050

____________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2018, the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company” or “Registrant”) elected Patricia (Tricia) A. Stitzel, 52, the Company’s current President & Chief Operating Officer, to the position of President & Chief Executive Officer, effective May 9, 2018 (the “Transition Date”) following the 2018 Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Board also nominated Ms. Stitzel for election by the Company’s shareholders to the Board at the Annual Meeting and increased the number of directors of the Company from 11 to 12, subject to her election.

As part of this executive transition, the Board has elected E.V. (Rick) Goings, the Company’s current Chairman & Chief Executive Officer, to the position of Executive Chairman of the Company upon Ms. Stitzel’s assumption of the role of President & Chief Executive Officer. Mr. Goings has served as Chief Executive Officer of the Company since 1997. He has agreed to serve as Executive Chairman, subject to the discretion of the Board and his election as a director by the Company’s shareholders.

Ms. Stitzel has substantial experience as a senior executive. Currently, Ms. Stitzel serves as the Company’s President and Chief Operating Officer, a position she has held since October 2016. Prior to this role, Ms. Stitzel served as Group President, Americas, a position she held from January 2014 to October 2016, and prior thereto as Senior Area Vice President, Central Europe since 2012, and in various leadership positions for the Company in Europe. There is no family relationship between Ms. Stitzel and any Company director or executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Ms. Stitzel has not engaged in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. Ms. Stitzel has agreed to be included as a nominee for director in the Company’s 2018 proxy statement and to serve in such capacity, subject to assuming the position of President & Chief Executive Officer on the Transition Date.

In connection with the promotion of Ms. Stitzel, the Board approved an increase in Ms. Stitzel’s annual base salary to $850,000 and an increase in her annual incentive program target to105% of her annual base salary, effective upon her transition to the role of President & Chief Executive Officer. In addition, the Compensation and Management Development Committee of the Board approved a special restricted stock unit award to Ms. Stitzel with a grant date of the Transition Date, in the aggregate grant date fair value of $250,000, which award will cliff vest on its three-year anniversary, subject to the standard terms and conditions of the Company’s 2016 Incentive Plan, as amended.

In connection with Mr. Goings’s transition to the role of Executive Chairman, the Board has approved an annual base salary of $500,000 and an annual incentive program target of 100% of his annual base salary, effective as of the Transition Date. He will continue to receive all other perquisites and benefits at his current levels.

The Board approved the termination, effective as of the Transition Date, of the Change of Control Employment Agreement between the Company and Mr. Goings, as amended and restated as of December 11, 2008, and the Chief Executive Officer Severance Agreement between the Company and Mr. Goings, as amended and restated effective February 17, 2010.

In addition, on February 21, 2018, the Board amended the terms of the Supplemental Executive Retirement Plan, amended and restated effective February 2, 2010 (the “SERP”), to ensure continued deductibility under Section 162(m) of the Internal Revenue Code (the “SERP Amendment”). Pursuant to the SERP Amendment, Mr. Goings, as the SERP's sole participant, will cease to accrue benefits under the SERP effective as of December 31, 2017 and, as a result, Mr. Goings’s payments pursuant to the SERP will take into account only compensation earned, and periods of employment which occurred, on or prior to such date. The foregoing summary of the SERP Amendment does not purport to be complete and is qualified in its entirety by the full text of the SERP Amendment itself, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Company issued a press release announcing the foregoing events, which is attached hereto as Exhibit 99.1.

Item 9.01(d) Financial Statements and Exhibits

Exhibit No.	Description
Exhibit 10.1	Amendment to the Tupperware Brands Corporation Supplemental Executive Retirement Plan, dated February 21, 2018.

Exhibit 99.1
Press release of Tupperware Brands Corporation dated February 21, 2018. Patricia A. Stitzel elected President & CEO of Tupperware Brands, effective May 9, 2018; Rick Goings to serve as Executive Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION
(Registrant)

Date: February 21, 2018	By:	/s/ Karen M. Sheehan
Karen M. Sheehan
Executive Vice President, Chief Legal Officer & Secretary